UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2010
Pennichuck Corporation
(Exact name of registrant as specified in its charter)

New Hampshire	0-18552	02-0177370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (603) 882-5191
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On September 21, 2010, Pennichuck Corporation (the “Company”) and the City of Nashua, New Hampshire (the “City”) jointly filed a motion with the New Hampshire Public Utilities Commission (the “NHPUC” or the “Commission”) requesting the NHPUC to extend until November 30, 2010 the deadline for filing briefs in connection with a joint motion filed on June 30, 2010.
In the June 30, 2010 motion, the Company and the City requested that the PUC issue a scheduling order for the purpose of establishing a process by which the eminent domain valuation of the plant and property of Pennichuck Water Works, Inc. (“PWW”) will be updated and to make a final determination of the price to be paid for such plant and property. If the September 21, 2010 joint motion is granted, the Company and the City will submit a revised proposed procedural schedule on or before the November 30, 2010 date they are now proposing for filing briefs. While we cannot predict whether the City will proceed with an eminent domain taking of the assets of PWW at the purchase price ultimately set by the NHPUC, we note that City officials have publicly stated in the past that the payment amounts set by the NHPUC are too high.
The September 21, 2010 joint motion states that the Company and the City have engaged in efforts to reach an amicable resolution of this proceeding and remain hopeful that such a resolution can be reached Further, that joint motion states that the Company and the City believe that, with reasonable additional time, they will be able to complete their discussions and, thereby, narrow the range of issues relating to the final determination of purchase price that will need to be addressed by the PUC.
As the Company has previously disclosed, an amicable resolution of the eminent domain proceeding could include the City’s acquisition of all of the stock of the Company. If the parties were to reach agreement on such a consensual transaction, the June 30, 2010 joint motion states that the Company and the City “intend to submit such a transaction to the Commission for its approval, and [the Company and the City believe that] the price agreed to would constitute the final determination of price contemplated by RSA 38:13 that is subject to ratification by the City’s Board of Aldermen, thereby rendering it unnecessary for the Commission to update the preliminary value determined in the Taking Order for PWW’s plant and property.”
A consensual resolution of the eminent domain proceeding involving the City’s acquisition of all of the stock of the Company would require the negotiation and resolution of many complex issues, and therefore, no assurance can be given that the City and the Company will ultimately be able to reach agreement on such matters. Also, in addition to approval by the City’s Board of Aldermen, the consummation of such a transaction would be subject to approval by the NHPUC and the Company’s shareholders, and would depend on the availability of financing to Nashua. Finally, there can be no assurance that the Company’s Board of Directors will ultimately conclude that a sale of the Company to the City is in the best interests of the Company’s shareholders.
The full text of the joint motion is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

The Company also incorporates herein by reference the Company’s previous disclosure regarding eminent domain-related matters appearing in its Quarterly Report on Form 10-Q for the period ended June 30, 2010 and Annual Report on Form 10-K for the year ended December 31, 2009, including without limitation the disclosure appearing under the captions “Business—Ongoing Eminent Domain Proceeding,” “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case to the extent not superseded by subsequently filed information.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Joint Motion to Establish Schedule to Update Valuation and Make Final Determination of Price, as filed with the NHPUC on September 21, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION (Registrant)
Date: September 22, 2010	By:	/s/ Duane C. Montopoli
Duane C. Montopoli
President and Chief Executive Officer